SAMSON OIL & GAS LODGES QUARTERLY REPORT AND APPENDIX 5B

Denver January 30th, 2013, Perth January 31st 2013

Samson Oil & Gas Limited (ASX: SSN, NYSE AMEX: SSN) advises that it has filed its December 2012 Quarterly Report and Appendix 5B with the ASX and this report is now available on the Company’s website:

www.samsonoilandgas.com

Samson’s Ordinary Shares are traded on the Australian Securities Exchange under the symbol "SSN". Samson's American Depository Shares (ADSs) are traded on the New York Stock Exchange AMEX under the symbol "SSN".  Each ADS represents 20 fully paid Ordinary Shares of Samson. Samson has a total of 1,986 million ordinary shares issued and outstanding, which would be the equivalent of 99.3 million ADSs.  Accordingly, based on the NYSE AMEX closing price of US$0.73 per ADS on January 30th, 2013 the Company has a current market capitalization of approximately US$85.4 million.  Correspondingly, based on the ASX closing price of A$0.039 on January 30th, 2013, the Company has a current market capitalization of A$77.5 million.

For and on behalf of the board of
SAMSON OIL & GAS LIMITED

For further information please contact, Terry Barr, CEO on 303 296 3994 (US office) or 970 389 5047 (US cell)

TERRY BARR
Managing Director

Statements made in the Quarterly Report and Appendix 5B available on Samson’s website that are not historical facts may be forward looking statements, including but not limited to statements using words like “may”, “believe”, “expect”, “anticipate”, “should” or “will.”

Actual results may differ materially from those projected in any forward-looking statement. There are a number of important factors that could cause actual results to differ materially from those anticipated or estimated by any forward looking information, including uncertainties inherent in estimating the methods, timing and results of exploration activities.

A description of the risks and uncertainties that are generally attendant to Samson and its industry, as well as other factors that could affect Samson’s financial results, are included in the Company's report to the U.S. Securities and Exchange Commission on Form 10-K, which is available at www.sec.gov/edgar/searchedgar/webusers.htm.

Samson Oil & Gas USA

1331, 17th Street, Suite 710, Denver Colorado 80202 Tel + 1 303 295 0344 Fax + 1 303 295 1961

Samson Oil & Gas Limited

Level 16, AMP Building, 140 St Georges Terrace, Perth Western Australia 6000 / PO Box 7654, Cloisters Square Perth Western Australia 6850
Tel + 61 8 9220 9830 Fax + 61 8 9220 9820 ABN 25 009 069 005 ASX Code SSN